Ronco Raises $50 Million in Private Capital Through Sanders Morris Harris

Friday July 1, 8:00 am ET

Company Famous for Ron Popeil's 'Veg-O-Matic' and 'Pocket Fisherman'

CHATSWORTH, Calif., July 1 /PRNewswire-FirstCall/ -- Ronco Corporation (OTC Bulletin Board: RNCP.OB - News), a leading provider of proprietary branded consumer products for the kitchen and home founded by Ronald M. Popeil more than forty years ago and sold primarily through direct response television marketing (also known as infomercials), announced today that it has successfully completed a series of related financings in which it has raised gross proceeds of $50 million and accomplished the listing of Ronco shares on the Nasdaq Over-the-Counter (OTC) Bulletin Board under the symbol RNCP.OB. Investors include institutional and accredited individuals. Sanders Morris Harris acted as placement agent.


Ronco also announced the completion of a simultaneous stock-for-stock merger with Fi-Tek, Inc., an SEC reporting company. The combined company will now operate under the name Ronco Corporation and will assume and execute Ronco's business plan as its sole business going forward.

Ronco Corporation is a leading provider of proprietary branded consumer products for the kitchen and home, sold primarily through direct response television marketing (also known as infomercials). Ronald M. Popeil started selling products under the Ronco(TM) brand over forty years ago. Since then, Ronco has been developed into what management believes is one of the premier consumer brands in the United States, enjoying broad recognition from both consumers and the business community as an innovator in both direct response television and consumer products. The Ronco brand name is deeply embedded in popular culture as the very embodiment of television marketing and has a very high awareness with consumers. Over the last six years alone, Ronco has sold products to more than five million unique customers, and it continues to expand its existing customer relationships and attract new customers by introducing new product line extensions and entering new product categories.

Ronco will retain its senior management team led by CEO Mr. Richard F. Allen, Sr. and all Ronco employees. The merger resulted in Ronco becoming a publicly traded company, and Ronco's management and Board of Directors assuming operational control of the surviving entity.

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According to CEO Mr. Richard F. Allen, Sr., "Over the past 45 years, Ron Popeil has brought his products into millions of homes. Along the way, Ronco has become part of American culture with products such as Veg-O-Matic, Pocket Fisherman, and the Showtime Rotisserie, products that provide innovation, quality and value. Going forward, we will leverage Ronco's powerful brand recognition to grow the Company by expanding existing distribution channels, by entering into new distribution channels, and by bringing new products to market. With the strength of our Showtime Rotisserie and the potential of our new products in development, it's a very exciting time for Ronco and for management."

And according to Evan Warshawsky, Chief Financial Officer for Ronco, "We're very pleased with the deal structure put together by Sanders Morris Harris and the opportunity it presents. SMH has worked very hard on our behalf and we intend to work hard for their investors."

The company also announced that it intends to register the Ronco shares issued in these transactions with the U.S. Securities and Exchange Commission for resale in the near future. Ronco also intends to have its shares listed on the Nasdaq National Market System as soon as the company completes the steps necessary for it to satisfy applicable listing requirements.

"It's a real honor for us to be involved with Ronco, a founder and leader in the direct marketing industry. We are all excited about the prospects for the company as they transition from predominately a single product, single channel business to a global company selling multiple products through multiple channels," said Emerson Martin, managing director at Sanders Morris Harris.

SEC Filings and Forward-Looking Statements

Additional information regarding Ronco's private placement, the merger with Fi-Tek, the disposition of Fi-Tek's prior operating business, Ronco's business and Ronco's officers and directors will be contained in Ronco's Report on Form 8-K to be filed with the Securities and Exchange Commission (SEC) by Ronco.

Ronco's securities issued in the private placement and the merger have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of Ronco's securities.